-- WITH LOGO -- TO BUSINESS AND ENERGY EDITORS:

VAALCO Energy Announces 2nd Quarter 2007 Results

HOUSTON, Aug. 10 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc.
(NYSE: EGY), today announced that its net earnings for the second quarter, ended June 30, 2007, were $3.7 million or $0.06 per diluted share, compared to $10.5 million or $0.17 per diluted share for the same period in 2006.
Second-quarter revenues were $24.1 million in 2007 and $25.6 million in 2006.

"VAALCO's second quarter results are lower than a year ago, but consistent with our strategy of maximizing cash flow while preparing for the next phase of exploration in our West Africa properties," Robert L. Gerry, III, Chairman and CEO stated. "Operating cash flow remains ahead of year-ago levels, and our bank balances remain strong. Our earnings were primarily affected by non-cash items, including higher depreciation rates at Avouma and higher tax rates in Gabon this year."

VAALCO sold 351,000 net barrels of crude oil equivalent at an average price of $68.77 per barrel during the second quarter of 2007, compared to 374,000 barrels of crude oil equivalent and an average price of $68.42 per barrel in the second quarter of 2006.

Gerry said that VAALCO's new Avouma/South Tchibala development is producing water-free at approximately 7,000 barrels oil per day. The balance of the VAALCO's current production is coming from its Etame field nearby. VAALCO's June lifting from its Etame properties totaled nearly 680,000 barrels, its largest since March 2006.

Within the same Etame permit area offshore Gabon, development of the Ebouri field continues, with production likely to begin in 2008. Seismic processing of a new 400-square-kilometer 3D survey area south of Etame is nearly complete.

Onshore Gabon, VAALCO is conducting an aeromagnetic survey over its Mutamba block to firm up prospects for drilling in 2008. In Angola, VAALCO continues to develop exploration prospects for drilling in 2008 and 2009. VAALCO opened a new field office in Luanda in August.

For the first half of 2007, the Company earned $8.3 million, or $0.14 per diluted share, compared to $21.5 million or $0.36 per diluted share in the first half of 2006.

Crude oil sales for the first half of 2007 were 861,000 barrels of oil equivalent at an average price of $61.81 per barrel compared to 886,000 barrels of oil equivalent at an average $64.15 per barrel of oil equivalent for the first half of 2006.

Net cash provided by operations was $26.5 million in the six months ended June 30, 2007 compared to $26.3 million in the six months ended June 30, 2006.

Financial results:
(Unaudited - in thousands of dollars)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues	24,128	25,575	53,259	56,812
Operating costs and expenses	8,940	5,546	25,770	11,656
Operating Income (Loss)	15,218	20,029	27,489	45,156

Other Income (Expense)	464	480	1,140	594
Income tax expense	(11,329)	(8,677)	(18,521)	(20,797)
Loss from discontinued operations	(24)	(14)	(51)	(729)
Minority Interest in earnings of subsidiaries	(582)	(1,329)	(1,785)	(2,760)

Net Income	3,717	10,489	8,272	21,464

Basic Income per Common Share	$0.06	$0.18	$0.14	$0.37

Diluted Income per Common Share	$0.06	$0.17	$0.14	$0.36

Other financial results:

	Three Months Ended		Six months Ended
	June 30,		June 30,
(Unaudited)	2007	2006	2007	2006

Net oil and gas sales (MBOE)	351	374	861	886
Average price ($/bbl)	$68.77	$68.42	$61.81	$64.15
Production costs ($/bbl)	$8.48	$7.87	$8.41	$7.07
Depletion costs ($/bbl)	$11.59	$3.88	$10.14	$3.72
General and administrative costs ($/bbl)	$4.19	$1.17	$5.01	$1.28
Capital Expenditures ($thousands)	1,740	5,059	7,772	8,477
Debt/Proved reserves ($/BOE)	-	-	$0.72	$0.72
Debt/Capitalization ($/$)	-	-	$0.04	$0.05
Cash and cash equivalents ($thousands)	-	-	72,404	65,955
Working capital ($thousands)	-	-	72,736	72,720
Total long term debt ($thousands)	-	-	5,000	5,000

Basic and diluted share information:

	Three months ended		Six months ended
Item	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Basic weighted average common stock issued and outstanding	59,124,086	57,819,842	59,082,113	57,651,747
Dilutive options	1,156,992	2,557,793	1,273,363	2,543,002
Total diluted shares	60,281,078	60,377,635	60,355,476	60,194,749

The Company has scheduled a conference call on Friday, August 10, 2007 at 10:00 am CDT. Interested parties may participate in the call by dialing
1-866-868-1109 or from international locations 1-847-413-2404. Confirmation code is 18714576.

Conference Call Replay will be available beginning 1 hour after the conference is over and run through September 9, 2007 by dialing 1-877-213-9653 and entering pass code 18714576. International parties may dial 1-630-652-3041 and entering pass code 18714576.

This press release includes "forward-looking statements" as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete wells. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, inflation, lack of availability, goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO's annual report on form 10K/A for the year ended December 31, 2006 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE VAALCO Energy, Inc.
-0- 08/10/2007
/CONTACT: W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
/First Call Analyst: /
/FCMN Contact: rwalston@vaalco.com /
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